News Release

                   Synopsys Invests in HPL Technologies, Inc.


San Jose, Calif. -- June 23, 2004 -- HPL Technologies, Inc., (OTC:HPLA.PK) has announced that Synopsys (Nasdaq:SNPS), the world leader in semiconductor design software, has acquired 6,239,128 outstanding shares, or 19.9%, of its stock. Synopsys acquired the shares in a private transaction from a third party.

"We are excited to have Synopsys as our largest individual investor", said Cary Vandenberg, president and CEO of HPL Technologies.

About HPL Technologies

HPL Technologies, Inc. is a leading provider of yield optimization solutions for the semiconductor and flat panel display industries. HPL offers a comprehensive portfolio of products and services including: silicon-proven intellectual property (IP), highly flexible data analysis platforms, factory floor systems and professional services.

HPL solutions have enabled companies to significantly improve yield by accelerating the process by which they identify, characterize and eliminate sources of failure throughout the entire product lifecycle. This is why a majority of the world's top twenty-five semiconductor and flat-panel manufacturers use HPL yield optimization solutions.


Except for statements of historical fact, the statements in this press release are forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, customer concentration, competition, risks associated with the acceptance of new products and product capabilities as well as meeting customers' expectations, risks associated with the development of new technology during a downturn in the semiconductor industry and the nature of our sales cycle, semiconductor industry cycles, litigation that has been filed, and the successful integration of acquisitions. These factors and other risks inherent in our business are described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 22, 2003. Actual results may vary materially. The Company undertakes no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



HPL Technologies Inc.
2033 Gateway Place - #400
San Jose, CA  95110
T:  1 408 437 1466
www.hpl.com